UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FRANKLIN BSP LENDING CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials .

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Your vote is urgently needed!

Dear Stockholder,

We recently distributed proxy materials for Franklin BSP Lending Corporation's annual stockholder meeting, which is quickly approaching on June 9, 2023. We urge you to vote as soon as possible to ensure that the meeting can occur as scheduled.

Your vote is important and urgently needed.

You are being asked to elect two members to the company's Board of Directors and to authorize the company, with approval of its Board of Directors, to sell or otherwise issue up to 25% of the company's outstanding common stock at  a price below the then-current net asset value per share.

Please respond to the proxy solicitation by voting in favor of each of the proposals described in the proxy materials using one of the four methods listed below. Failure to obtain the required votes for all of the proposals will cause the annual meeting to be adjourned until all voting requirements are met.

If you have any questions, please feel free to contact your financial advisor, or call our solicitor, Broadridge, at 1-855-486-7909.

Thank you in advance for your support and participation this year.

Richard Byrne
Chairman and Chief Executive Officer